Exhibit 99

Contact:	D. Ben Berry, Chairman, President and CEO (252) 334-1511 or
Mark A. Holmes, Senior Executive Vice President and CFO

Gateway Financial Holdings Reports Record Results for the Quarter Ended March 31, 2004

Elizabeth City, NC – April 21, 2004 – Gateway Financial Holdings, Inc. (NASDAQ: GBTS and GBTSW), the holding company for Gateway Bank & Trust Co. reported record financial results today for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2004 was $361 thousand compared to $182 thousand for the quarter ended March 31, 2003, an increase of $179 thousand or 98.4%. Earnings were $0.09 per share (diluted) for the quarter ended March 31, 2004 compared to $0.05 per share (diluted) for the quarter ended March 31, 2003, an increase of $0.04 per share (diluted) or 80.0%. Pre tax net income for the quarter ended March 31, 2004 was $458 thousand compared to $182 thousand for the quarter ended March 31, 2003, an increase of $276 thousand or 151.6%.

Net interest income for the quarter ended March 31, 2004 totaled $2.6 million, an increase of $837 thousand or 47.4% over the $1.8 million reported for the quarter ended March 31, 2003. The increase was due to asset growth and an increase in our net interest margin from 3.23% in the first quarter of 2003 to 3.47% in the first quarter of 2004. Non-interest income for the three months ended March 31, 2004 was $1.2 million, an increase of $237 thousand or 26.0% over the $913 thousand reported for the three months ended March 31, 2003. These increases in our income categories were partially offset by a 34.4% increase in our non-interest expense. Non-interest expense for the quarter ended March 31, 2004 totaled $3.0 million, an increase of $773 thousand over the $2.2 million reported for the quarter ended March 31, 2003.

At March 31, 2004 total assets were $353.3 million, an increase of $99.5 million or 39.2% over the $253.8 million reported for March 31, 2003. Loans increased $97.7 million or 56.7% to $270.0 million at March 31, 2004 from $172.3 million at March 31, 2003. Deposits rose to $263.3 million on March 31, 2004, up $67.6 million or 34.6% from a year earlier. Borrowings, including trust preferred securities, totaled $62.8 million on March 31, 2004, an increase of $29.6 million or 89.2% from March 31, 2003.

At quarter-end, the allowance for loan losses equaled $3.1 million or 1.1% of total loans and 325% of non-performing loans. At quarter-end, non-performing loans and non-performing assets totaled $952 thousand or 0.35% of total loans and 0.27% of total assets.

Stockholders’ equity increased $2.2 million or 9.2% to $26.3 million on March 31, 2004 from the $24.1 million reported on March 31, 2003. Stockholders’ equity equaled 7.4% of total assets on March 31, 2004. Regulatory capital ratios continue to be in excess of the “well-capitalized” threshold.

“Gateway Financial Holdings’ financial performance continues to improve as we continue making significant investments in our franchise,” stated D. Ben Berry, Chairman, President and CEO. “Our net interest income continues to increase due to both growth and an improving net interest margin and our non-interest income is benefiting from increases in insurance operations, service changes and brokerage operations. The increases in non-interest expense are primarily a result of our continued branch expansion. We opened another financial center on Independence Boulevard in Virginia Beach giving us a total of eleven financial centers. We believe these “investments” bode well for future earnings improvements and increase our franchise and shareholder value.”

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co. Gateway Bank & Trust Co. is a full-service community bank with a total of eleven offices in Elizabeth City (2), Edenton, Kitty Hawk, Plymouth and Roper, North Carolina, and in Chesapeake (2) and Virginia Beach (3), Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary.

Statements contained in this news release, which are not historical facts, are forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate”, “should,” “planned”, “estimated”, and “potential”. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principals, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Gateway Financial Holdings, Inc.

Consolidated Condensed Balance Sheets (unaudited)

	3/31/2004	3/31/2003
	(Dollars in thousands)
Assets
Cash and cash equivalents:
Cash and due from banks	$10,374	$5,999
Interest-earning deposits with banks	2,384	3,834

Total cash and cash equivalents	12,758	9,833

Investment securities available for sale, @FV	43,815	55,983
Loans receivable	269,993	172,343
Allowance for loan losses	3,090	1,957

Net loans receivable	266,903	170,386

Bank premises & equipment, net	12,110	11,036
Cash surrender value life insurance	7,193	—
Goodwill & Intangibles	3,617	2,278
Other assets	7,317	4,296

Total assets	$353,713	$253,812

Liabilities and Shareholders’ Equity
Deposits:
Demand deposits	$40,663	$22,579
Savings, money market & NOW	98,063	48,030
Time deposits over $100,000	42,086	43,624
Other time deposits	82,459	81,400

Total deposits	263,271	195,633

Federal Home Loan Bank Advances	47,800	33,200
Federal funds purchased	7,002	—
Trust preferred securities	8,000	—
Accrued interest payable and other liabilities	1,339	899

Total liabilities	327,412	229,732

Shareholders’ Equity
Common stock, $-0- par, 10,000,000 authorized, 3,413,862 issued & outstanding @3/31/04	—	—
Paid-in capital	25,708	24,788
Retained earnings	259	(1,120)
Accumulated other comprehensive income	334	412

Total shareholders’ equity	26,301	24,080

Total liabilities and shareholders’ equity	$353,713	$253,812

Gateway Financial Holdings, Inc.

Consolidated Condensed Statement of Operations (unaudited)

	Three Months Ended, March 31,
	2004	2003
	(Dollars in thousands, except per share data)

Interest Income	3,990	3,035
Interest Expense	1,387	1,269

Net Interest Income	2,603	1,766
Provision for loan losses	275	250

Net Interest Income After Provision	2,328	1,516

Service charges on deposit accounts	305	184
Insurance operations	331	295
Mortgage operations	129	155
Brokerage operations	99	38
Gain sale of securities	140	—
Other	146	241

Total noninterest Income	1,150	913

Personnel costs	1,558	1,175
Occupancy and equipment	678	371
Data processing fees	130	127
Other	654	574

Total noninterest expense	3,020	2,247

Income Before Income taxes	458	182
Income taxes	97	—

Net Income	361	182

Net income per common share
Basic	$0.11	$0.05
Diluted	$0.09	$0.05

Weighted average shares outstanding (in thousands):
Basic	3,364	3,314
Diluted	3,886	3,314

Market value per share	$14.19	$8.12

Book value per share	$7.70	$7.27